Exhibit 99.1

Boston Therapeutics Closes $5.3 Million in Private Placement
of Common Stock and Warrants

MANCHESTER, NH -- October 3, 2013 –Boston Therapeutics, Inc. (OTCQB: BTHE) (“Boston Therapeutics” or “the Company”), a developer of drugs based on complex carbohydrate chemistry to treat diabetes and inflammatory diseases, has closed the final tranche of approximately $1.8 million to bring total gross proceeds of approximately $5.3 million from the private placement of Common Stock and warrants to existing and new accredited investors (the “Offering”).

Proceeds of the offering will be used to fund additional clinical trials for PAZ320, a non-systemic chewable drug designed to reduce the elevation of postprandial glucose or post-meal blood sugar for treatment of patients with Type 2 diabetes, and for general corporate purposes. PAZ320 is the first compound in a new class of therapies for this disease.

“We appreciate the confidence expressed by existing and new shareholders to fund the Company,” said David Platt, Ph.D., Chief Executive Officer, Boston Therapeutics. “We thank them and are appreciative of their support.”

Laidlaw Ltd., a FINRA-registered broker dealer, acted as the exclusive placement agent with respect to the Offering.

The foregoing is not a complete summary of the terms of the transactions contemplated by the Purchase Agreement and reference is made to the complete text of the Purchase Agreement, Registration Rights Agreement, Form of Warrant and Form of Agent Warrant which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013.

About Boston Therapeutics, Inc.

Boston Therapeutics, headquartered in Manchester, NH, (OTCQB: BTHE) is a leader in designing drugs using complex carbohydrate chemistry. The Company's product pipeline is focused on developing and commercializing therapeutic molecules for Type 2 diabetes, including: PAZ320, a non-systemic chewable therapeutic compound designed to reduce post-meal glucose elevation, and IPOXYN™, an injectable anti-necrosis drug specifically designed to treat lower limb ischemia associated with diabetes. More information is available at www.bostonti.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as "may," "estimate," "could," "expect" and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others, that our plans, expectations and goals regarding the clinical trials are subject to factors beyond our control and provide no assurance of FDA approval of our drug development plans. Our clinical trials may not produce positive results in a timely fashion, if at all, and any necessary changes during the course of the trial could prove time consuming and costly. We may have difficulty in enrolling candidates for testing, which would affect our estimates regarding timing, and we may not be able to achieve the desired results. Any significant delays or unanticipated costs in the trials could delay obtaining meaningful results from Phase ll and/or preparing for Phase lll with the current cash on hand.

Upon receipt of FDA approval, we may face competition with other drugs and treatments that are currently approved or those that are currently in development, which could have an adverse effect on our ability to achieve revenues from this proposed indication. Plans regarding development, approval and marketing of any of our drugs, including PAZ320, are subject to change at any time based on the changing needs of our company as determined by management and regulatory agencies. To date, we have incurred operating losses since our inception, and our ability to successfully develop and market drugs may be affected by our ability to manage costs and finance our continuing operations. For a discussion of additional factors affecting our business, see our Annual Report on Form 10-K for the year ended December 31, 2012, and our subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

Contact:

Boston Therapeutics, Inc.
Anthony Squeglia
Vice President of Strategic Planning
Phone: 603-935-9799
Email: anthony.squeglia@bostonti.com
www.bostonti.com